EDWARDS ANGELL PALMER & DODGE LLP
350 East Las Olas Boulevard, Suite 1150
Ft. Lauderdale, Florida 33301

February 3, 2006

SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to SmartVideo Technologies, Inc., a Delaware corporation (the “Company”), with respect to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on February 3, 2006. The Registration Statement relates to the registration for resale of up to 27,062,914 shares (the “Securities”) of common stock of the Company, $0.001 par value per share (the “Common Stock”). The Securities consist of (i) 11,666,666 shares (the “Preferred Shares”) of Common Stock issuable upon conversion of Series A-1 Convertible Preferred Stock (the “Preferred Stock”); (ii) 13,883,332 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of outstanding warrants (the “Warrants”); (iii) 500,000 shares (the Option Shares") of Common Stock issuable upon exercise of outstanding options (the "Options"); and (iv) 1,012,916 shares of outstanding common stock (the “Common Shares”).

Based on our review of the Certificate of Incorporation of the Company, as it is proposed to be amended as described in the Company’s consent solicitation statement filed with the Securities and Exchange Commission on January 19, 2006, the By-laws of the Company, as amended, the relevant statutory provisions of the Delaware General Corporation Law and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that upon amendment of the Certificate of Incorporation as described in the Company’s consent solicitation (i) the Preferred Shares will be duly authorized and, when issued upon conversion of the Preferred Stock in accordance with their terms, will be validly issued, fully paid and nonassessable, (ii) the Warrant Shares will be duly authorized and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable; (iii) the Option Shares will be duly authorized and, when issued upon exercise of the options in accordance with their terms, will be validly issued, fully paid and nonassessable; and (iv) the Common Shares duly authorized, validly issued, fully paid and nonassessable.

We understand that this letter is to be used in connection with the Registration Statement, as amended, and hereby consent to the filing of this letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the prospectus which is a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

It is understood that this letter is to be used in connection with the resale of the Preferred Shares, the Warrant Shares and the Common Shares only while the Registration Statement is effective as so amended and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.

Very truly yours,

/s/ EDWARDS ANGELL PALMER & DODGE LLP

EDWARDS ANGELL PALMER & DODGE LLP